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                                                                     EXHIBIT 4.2

                         HALLWOOD REALTY PARTNERS, L.P.



                                      and



                               BANK BOSTON, N.A.

                                as Rights Agent







                             AMENDMENT NO. 1 TO THE

                         UNIT PURCHASE RIGHTS AGREEMENT

                         DATED AS OF NOVEMBER 30, 1990








                            DATED: February 14, 2000


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     AMENDMENT NO. 1 (the "Amendment") to the Unit Purchase Rights Agreement
dated as of November 30, 1990 (the "Rights Plan"), between HALLWOOD REALTY PARTNERS, L.P., a Delaware limited partnership (the "Partnership"), and BANK BOSTON, N.A., a national banking association (the "Rights Agent"), made as of February 14, 2000. Any capitalized terms used herein which are not otherwise expressly defined in this Amendment are as defined in the Rights Plan.

     WHEREAS, the Partnership and the Rights Agent desire to amend certain terms of the Rights Plan as set forth herein, pursuant to Section 26 of the Rights Plan;

     NOW, THEREFORE, in consideration of the premises, the parties agree as follows:

     1.   Amendment. The Rights Plan is hereby amended as follows:

          (a) Subsection (i) of Section 7(a) of the Rights Plan shall be changed to read:

               "(i) the Final Expiration Date (as defined below) or"

          (b)  The following sentence shall be added to the end of Section 7(a):

               "The "Final Expiration Date," as used herein, shall be November 30, 2000, or in the event the litigation alleging violations of the Securities Exchange Act of 1934 by certain purchasers of Units filed in the United States District Court for the Southern District of New York (or any appeal relating thereto) is pending as of or at any time during the 90 day period immediately preceding November 30, 2000, then such Final Expiration Date shall be the date one year following the entry of an order, which is final and not subject to appeal, resolving such litigation."

          (c)  The following sentence shall be added to the end of Section
               24(b):

               "Notwithstanding the foregoing, until 10 days after entry of an order, which is final and not subject to appeal, in the litigation alleging violations of the Securities Exchange Act of 1934 by certain purchasers of Units filed in the United



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               States District Court for the Southern District of New York
               determining such purchasers of Units to have become an Acquiring Person (or such later date as may be determined by action of the General Partner), the notice required of the Partnership hereunder in connection with a Trigger Event as defined in
               Section 11(a)(ii) need not be given.



           [THE REST OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]



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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first written above.


                                        HALLWOOD REALTY PARTNERS, L.P.

                                        By:      Hallwood Realty, L.L.C.,
                                                 General Partner


Attest:  /s/ John G. Tuthill            By:      /s/ William L. Guzzetti
         -------------------                     ------------------------------
         (seal)                                  Name: William L. Guzzetti

                                                 Title: President


                                        BANK BOSTON, N.A.


                                        By:      /s/ Tyler Haynes
                                                 ------------------------------
                                                 Name:  Tyler Haynes
                                                 Title: Managing Director